UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  12/31/2007
Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number:  000-13111
CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
4040 Broadways
Suite 103
San Antonio, TX 78209
(Address of principal executive offices, including zip code)
210-657-1500
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 31, 2007, Analytical Surveys, Inc. (the “Company”) entered into an Amendment and Waiver Agreement ("Agreement") which extended the maturity date of the Company's 13% Senior Secured Convertible Debentures, dated November 24, 2006, (“Debentures”) from November 24, 2007, until March 31, 2008, and, whereby each of the holders of the Debentures waived a default that occurred when the Company failed to repay the principal of the Debentures on November 29, 2007.  On December 31, 2007, approximately $1,643,050 in principal remained outstanding under the Debentures.  In consideration of the extension and waiver of default, the Company reduced the conversion price of the Debentures from $0.695 to $0.10, subject to adjustment therein.  If the holders of the Debentures convert any or all of the outstanding principal of the Debentures, the Company may issue up to 16,430,500 shares of the Company's common stock ("Common Stock").   As additional consideration, the exercise price of warrants to purchase up to 2,374,101 shares of Common  Stock that were issued in connection with the Debentures (“Warrants”) was reduced from $0.695 to $0.10, subject to adjustment therein. Accordingly, the maximum potential proceeds from the exercise of the Warrants has been reduced to $237,410 from approximately $1.4 million. The Company also agreed to release each holder from any and all claims it might have against each holder as of December 31, 2007.

A copy of the Amendment and Waiver Agreement is furnished as Exhibit 4.1 to this report and is incorporated herein by reference.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Analytical Surveys, Inc.

Date: January 7, 2008	By:	/s/ Lori Jones
Lori Jones
Chief Executive Officer